UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006

INDEX OIL AND GAS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51430	20-0815369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10000 Memorial Drive, Suite 440
Houston, Texas 77024
(Address of principal executive offices)

(Registrant's telephone number, including area code) (713) 683-0800

Copies to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 29, 2006, the Board of Directors of Index Oil and Gas Inc., a Nevada corporation (the “Company”) appointed John G. Williams as an Executive Vice President of Exploration and Production and as a director of the Company, effective as of August 1, 2006. On August 31, 2006, the Company and Mr. Williams entered into the Employment Agreement dated August 29, 2006 (the “Agreement”), pursuant to which he is to serve on the board of directors of the Company and as Vice President of Exploration and Production and as a director of the Company. There are no understandings or arrangements between Mr. Williams and any other person pursuant to which either director was selected as a director. Mr. Williams presently does not serve on any Company committee. Mr. Williams may be appointed to serve as a member of a committee although there are no current plans to appoint either director to a committee as of the date hereof. Mr. Williams does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, with the exception of the consulting agreement entered into on July 11, 2006, by and between the Company and Mr. Williams pursuant to which Mr. Williams provided exploration services to the Company for a fee of $1,000 per day, during the months of May, June and July of 2006 for a total fee of $25,000, Mr. Williams has not entered into a transaction, nor was there any proposed transaction between Mr. Williams and the Company at any time during the past 2 years. Mr. Williams has also not previously served on the board of directors of any reporting companies.

The Agreement is effective as of August 1, 2006 and continues for an initial term of 12 months. The Agreement will automatically renew for successive one-year terms unless the Company delivers to Mr. Williams written notice of termination at least 180 days before the end of the then current term, or if Mr. Williams delivers written notice of termination to the Company at least 90 days before the end of then current term (the “Term”). Mr. Williams’ base compensation under the Agreement is $150,000 per year, and will be reviewed on the 31st of July of each successive year of his employment. Furthermore, Mr. Williams shall receive, pursuant to the Agreement 50,000 shares of restricted common stock as a bonus stock award (the “Shares”), such that the Shares shall only be issued to Mr. Williams following 183 days of his continuous service to the Company. Furthermore, the Company agreed to compensation Mr. Williams according to certain share price and reserve targets as set forth in the Agreement.

The Company is required to promptly reimburse Mr. Williams for all business related out-of-pocket expenses reasonably incurred in performing his responsibilities under the agreement. Mr. Williams is entitled to thirty days of paid vacation, to be scheduled and taken in accordance with the Company’s standard vacation policies. In addition, Mr. Williams is entitled to sick leave and holidays at full pay in accordance with the Company’s policies established and in effect from time to time. The Agreement also contains customary provisions for disability, death, confidentiality, indemnification and non-competition. Both the Company and Mr. Williams have the right to voluntarily terminate the Agreement at any time with or without cause. If the Company voluntarily terminates the Agreement, the Company must pay Mr. Williams a cash sum equal to the greater of (a) remaining portion of his base salary then in effect through the remaining portion of then current Term, or (b) the monthly salary for a 180 day period; provided that, said compensation will exclude all accrued vacation pay and cash bonuses, if any, and the Company must have provided Mr. Williams with 180 days written notice of such termination. In the event of a Change of Control event, as defined in the Agreement (the “Change of Control”), the surviving or resulting company is required to honor the terms of the agreement with Mr. Williams, and if Mr. Williams terminates his employment for any reason within 30 days following the first anniversary of the Change of Control, he will be entitled to receive compensation amount equal to (a) 4 times the amount of his base compensation, plus (b) any benefits earned up to the date of the Change of Control.

John G. Williams, 56.

From May of 2006 to July of 2006, Mr. Williams has served as a consultant to the Company providing exploration, reserve and production advice. From April of 2003 to May of 2006, Mr. Williams served as the manager of Exploration Geoscience at ConocoPhillips. His responsibilities included managing the global exploration portfolio and budget, and developing exploration strategy and goals with the Exploration Leadership Team. From July of 2002 to April of 2003, Mr. Williams served as Global Chief Geophysicist at ConocoPhillips. His main duties were to implement best practices developed by the ConocoPhillips Exploration Integration Team and participating on ConocoPhillips 12-person Exploration Leadership Team. From February 2002 to July 2002, he was a member of a six-person Exploration Integration Team, establishing high technical standards for reservoir characterization and exploration. From September of 2001 to July of 2002, Mr. Williams served as general Manager of Conoco (U.K.) Ltd. and as a member of a seven-person Exploration Leadership Team which managed the global exploration portfolio and budget.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)  Shell company transactions.

Not applicable.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement entered into by and between the Company and John G. Williams dated August 29, 2006. (Filed herewith)
99.1	Press Release of Index Oil and Gas Inc. dated as of September 1, 2006. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Index Oil and Gas Inc.

Date: September 8, 2006	By:	/s/ Lyndon West
Name: Lyndon West
Title: Chief Executive Officer